Exhibit 4.2

Warrant Certificate

Certificate Number
_____________________

Initial Issuance
Dated:	Warrants

VOID AFTER JUNE 30, 2015

WARRANT CERTIFICATE FOR

PURCHASE OF COMMON STOCK

VALLEY NATIONAL BANCORP

This certifies that FOR VALUE RECEIVED                                                                                                            or his registered assigns (the “Holder”) is the registered owner of                                                                                                            Warrants (“Warrants”) issued by Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”). The Warrants are subject to the terms and conditions set forth in this certificate and the Warrant Agreement (as hereinafter defined). Each Warrant entitles the Holder to purchase one share of common stock, no par value (“Valley Common Stock”), of Valley, at any time from two years following the initial issuance date of the Warrants set forth above until the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse side hereof duly executed, at the corporate office of the Warrant Agent (as hereafter defined), accompanied by payment of $19.01 (the “Warrant Price”), by official bank or certified check made payable to Valley or its successor. As provided in Section 3.1 of the Warrant Agreement, the Warrant may also be exercisable in specified circumstances during the six month period commencing with the initial issuance date.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the “Warrant Agreement”), dated July 1, 2008 by and between Valley and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), a copy of which may be obtained from Valley at 1455 Valley Road, Wayne, New Jersey 07470 or the Warrant Agent at 6201 15th Avenue, Brooklyn, New York 11219, by a written request from the Holder hereof or which may be inspected by any Holder or his agent at the principal office of Valley or the Warrant Agent.

As provided in Section 4 of the Warrant Agreement, in certain circumstances: (i) the Warrant Price and the number of shares of Valley Common Stock the Holder is entitled to receive upon the exercise of any Warrants may be adjusted; (ii) the Warrants shall automatically represent the right to receive upon exercise consideration which is different from or in addition to the consideration specified on the face of this Certificate; and (iii) the Warrants, at the option of Valley under certain circumstances, may expire prior to the Expiration Date.

No fractional shares of Valley Common Stock will be issued upon exercise of the Warrant. In the case of the exercise of less than all the Warrants represented hereby, Valley shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

The term “Expiration Date” shall mean 5:00 P.M. (New York time) on June 30, 2015. If such date is not a Business Day, as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M. (New York time) the next following Business Day. The Expiration Date may be accelerated by Valley under certain circumstances, as provided in the Warrant Agreement.

This Warrant shall not be exercisable by a Holder in any jurisdiction where such exercise would be unlawful.

This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants. Upon due presentment of this Warrant Certificate for registration or transfer at such office, upon payment of any tax or governmental charge imposed in connection therewith, a new Warrant Certificate or Warrant Certificates representing an equal or aggregate number of Warrants will be issued to the transferee in exchange therefor.

Prior to the exercise of any Warrant represented hereby, the Holder shall not be entitled to any rights of a shareholder of Valley, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of Valley, except as provided in the Warrant Agreement.

Prior to due presentment for registration of transfer hereof, Valley and the Warrant Agent shall treat the Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.

This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, Valley has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized.

VALLEY NATIONAL BANCORP

By:

By:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

As Warrant Agent

By:
Authorized Officer